Exhibit 99.77(c)

ITEM 77C- Matters submitted to a vote of security holders

1.	On February 10, 2015 a Special Meeting of Shareholders of Voya Emerging Markets Equity Dividend Fund, a series of Voya Mutual Funds, was held at which the shareholders were asked to approve: (1) a new sub-advisory agreement between Voya Investments, LLC and ING Investment Management Advisors B.V. with respect to the Fund, and to approve, under certain circumstances, any future sub-advisory agreements prompted by change of control events that occur as part of the NN Group separation plan.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted

Voya Emerging Markets Equity Dividend Fund	1	612,589.297	34,491.794	63,436.006	710,517.097

The proposal passed.

2.	On February 10, 2015 a Special Meeting of Shareholders of Voya Global Equity Dividend Fund, a series of Voya Mutual Funds, was held at which the shareholders were asked to approve: (1) a new sub-advisory agreement between Voya Investments, LLC and ING Investment Management Advisors B.V. with respect to the Fund, and to approve, under certain circumstances, any future sub-advisory agreements prompted by change of control events that occur as part of the NN Group separation plan.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted

Voya Global Equity Dividend Fund	1	2,585,218.499	149,908.126	231,491.476	2,966,618.101

The proposal did not pass and the meeting was adjourned to March 24, 2015.

3.	On March 24, 2015 a Special Meeting of Shareholders of Voya Global Equity Dividend Fund, a series of Voya Mutual Funds, was held at which the shareholders were asked to approve: (1) a new sub-advisory agreement between Voya Investments, LLC and ING Investment Management Advisors B.V. with respect to the Fund, and to approve, under certain circumstances, any future sub-advisory agreements prompted by change of control events that occur as part of the NN Group separation plan.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted

Voya Global Equity Dividend Fund	1	3,118,483.712	201,519.383	645,345.815	3,965,348.910

The proposal passed.

4.	On February 10, 2015 a Special Meeting of Shareholders of Voya Russia Fund, a series of Voya Mutual Funds, was held at which the shareholders were asked to approve: (1) a new sub-advisory agreement between Voya Investments, LLC and ING Investment Management Advisors B.V. with respect to the Voya Russia Fund, and to approve, under certain circumstances, any future sub-advisory agreements prompted by change of control events that occur as part of the NN Group separation plan; and (2) the reclassification of the Voya Russia Fund’s investment objective from “fundamental” to “non-fundamental.”

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted

Voya Russia Fund	1	1,792,249.811	120,057.590	109,751.751	2,022,059.152
	2	1,508,310.348	411,842.385	101,906.419	2,022,059.152

The proposals passed.